SCHEDULE 14A INFORMATION
      PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                                           mission Only (as permitted by
                                           Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    John B. Sanfilippo & Son, Inc.
----------------------------------------------------------------------------
          (Name of Registrant as Specified in Its Charter)

----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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     was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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                               (Company Logo)
                        JOHN B. SANFILIPPO & SON, INC.
                               2299 Busse Road
                      Elk Grove Village, Illinois 60007
                      ---------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 to be held
                            on October 26, 2004
                            -------------------

TO THE STOCKHOLDERS:

The annual meeting of stockholders of John B. Sanfilippo & Son, Inc. will be held on Tuesday, October 26, 2004 at 10:00 a.m., local time, at the Wyndham Hotel Northwest Chicago, 400 Park Boulevard, Itasca, Illinois 60143, for the following purposes:

1.   To elect directors;

2. To amend our Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 17,000,000;

3.   To ratify the action of the Board of Directors in appointing
     PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 30, 2005; and

4. To transact such other business as may properly be brought before the annual meeting or any adjournment or postponement thereof.

The annual meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

The Board of Directors has fixed the close of business on September 1, 2004 as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting. A list of these stockholders will be available for inspection for 10 days preceding the meeting (at the Wyndham Hotel Northwest Chicago, 400 Park Boulevard, Itasca, IL) and will also be available for inspection at the meeting.

Stockholders are requested to complete and sign the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope whether or not they plan to attend the annual meeting in person. The proxy is revocable at any time before it is voted. Returning the proxy will in no way limit your right to vote at the annual meeting if you should later decide to attend and vote in person.

Because we have two classes of stock outstanding, a separate form of proxy has been prepared with respect to each class of stock: a white proxy, which relates to our Common Stock, $.01 par value; and a blue proxy, which relates to our Class A Common Stock, $.01 par value. Stockholders who own of record shares of only one class are being furnished only with the proxy relating to that class. Stockholders who own of record shares of both classes are being furnished with both proxies (in separate mailings, each of which also includes a copy of this notice and the proxy statement). Stockholders who receive both proxies must complete, sign and return both proxies in order for the shares of both classes to be voted by proxy.


                                        By Order of the Board of Directors


                                        /s/ MICHAEL J. VALENTINE
                                        ------------------------
                                        MICHAEL J. VALENTINE
                                        Secretary

Elk Grove Village, Illinois
September 8, 2004

JOHN B. SANFILIPPO & SON, INC.
------------------------------

PROXY STATEMENT
------------------------------

ANNUAL MEETING OF STOCKHOLDERS
October 26, 2004

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of John B. Sanfilippo & Son, Inc., a Delaware corporation, of proxies for use at the annual meeting of our stockholders to be held on Tuesday, October 26, 2004 at 10:00 a.m., local time, at the Wyndham Hotel Northwest Chicago, 400 Park Boulevard, Itasca, Illinois 60143, and at any postponement or adjournment thereof (the "Annual Meeting"). All shares of our Common Stock, $.01 par value (the "Common Stock"), and our Class A Common Stock, $.01 par value (the "Class A Stock"), entitled to vote at the Annual Meeting which are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies. Any stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by delivering a written notice of revocation or duly executed proxy bearing a later date to our Secretary, or by attending the Annual Meeting and voting in person. Any written notice of revocation or subsequent proxy should be delivered to us at 2299 Busse Road, Elk Grove Village, Illinois 60007-6057, Attention:
Secretary, or hand delivered to the Secretary, before the closing of the polls at the Annual Meeting. Unless the context otherwise requires, references herein to "we", "us", or "our company" refer to John B.
Sanfilippo & Son, Inc. and its subsidiary.

This Proxy Statement and accompanying proxy are being mailed to stockholders on or about September 8, 2004. The mailing address of our principal executive offices is 2299 Busse Road, Elk Grove Village, Illinois 60007-6057.

Record Date and Shares Outstanding
----------------------------------
We had outstanding on September 1, 2004, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 7,961,324 shares of Common Stock (excluding 117,900 treasury shares) and 2,597,426 shares of Class A Stock. The Common Stock is traded on the Nasdaq National Market. There is no established public trading market for the Class A Stock.

Voting and Quorum
-----------------
Pursuant to our Restated Certificate of Incorporation (the "Restated Certificate"), so long as the total number of shares of Class A Stock outstanding is greater than or equal to 12.5% of the total number of shares of Class A Stock and Common Stock outstanding, the holders of Common Stock voting as a class are entitled to elect such number (rounded to the next highest number in the case of a fraction) of directors as equals 25% of the total number of directors constituting the full Board of Directors and the holders of Class A Stock voting as a class are entitled to elect the remaining directors. With respect to all matters other than the election of directors or any matters for which class voting is required by law, the holders of Common Stock and the holders of Class A Stock will vote together as a single class and the holders of Common Stock will be entitled to one vote per share of Common Stock and the holders of Class A Stock will be entitled to ten votes per share of Class A Stock.

Our Restated Certificate does not entitle holders of Common Stock to cumulative voting. However, solely with respect to the election of directors, the Restated Certificate entitles each holder of Class A Stock, in person or by proxy, to either (a) vote the number of shares of Class A Stock owned by such holder for as many persons as there are directors to be elected by holders of Class A Stock ("Class A Directors"), or (b) cumulate said votes (by multiplying the number of shares of Class A Stock owned by such holder by the number of candidates for election as a Class A Director) and either (i) give one candidate all of the cumulated votes, or (ii) distribute the cumulated votes among such candidates as the holder sees fit.

The presence at the Annual Meeting, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which the Common Stock is entitled to cast is required in order to establish a quorum for the purpose of electing the directors to be elected by holders of Common Stock (the "Common Stock Directors"). The presence at the Annual Meeting, in person or by proxy, of holders of Class A Stock entitled to cast at least a majority of the votes which the Class A Stock is entitled to cast is required in order to establish a quorum for the purpose of electing the Class A Directors. The presence at the Annual Meeting, in person or by proxy, of holders of Common Stock and Class A Stock entitled to cast at least a majority of the aggregate number of votes which all such stock is entitled to cast on matters other than the election of directors is required in order to establish a quorum for the purpose of any other business.

Three proposals are scheduled for stockholder consideration at the Annual Meeting, each of which is described more fully herein: (i) the election of eight directors; (ii) an amendment to our Restated Certificate to increase the number of authorized shares of Common Stock from 10,000,000 to 17,000,000 shares; and (iii) the ratification of the action of the Audit Committee in appointing PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 30, 2005. The vote required and method of counting votes for each of these proposals is as follows:

Proposal 1: Election of Directors
---------------------------------
At the meeting, the holders of Common Stock voting as a class will be entitled to elect two of the eight directors, and the holders of Class A Stock voting as a class will be entitled to elect the remaining six directors. Directors elected by holders of both Common Stock and Class A Stock are elected by a plurality of the votes cast for each such class. If a stockholder does not vote for the election of directors because the authority to vote is withheld, because the proxy is not returned, because the broker holding the shares does not vote, or because of some other reason, the shares will not count in determining the total number of votes for each nominee. If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR the election of all nominees for election as director to be elected by holders of the class of shares covered by such proxy as listed herein.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

Proposal 2: Amendment of the Restated Certificate of Incorporation
------------------------------------------------------------------
To be approved, the amendment to our Restated Certificate to increase the number of authorized shares of Common Stock from 10,000,000 to 17,000,000 shares requires the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast by the holders of Common Stock and Class A Stock, voting together as one class. Abstentions will count as a vote against the proposal. Brokers who hold shares in accounts for their clients and are not given instructions on how to vote on this proposal do not have discretion to vote and should return the proxy unmarked on Item 2. Broker non-votes will count as a vote against the amendment of our Restated Certificate. With respect to shares not held by brokers, if a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR the amendment of the Restated Certificate.

Proposal 3:  Ratification of Independent Auditors
-------------------------------------------------
To be approved, the ratification of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of shares representing a majority of the votes present and entitled to vote by the holders of Common Stock and Class A Stock, voting together as one class. Abstentions will count as a vote against Item 3. If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR Item 3.

Other Proposals
---------------
Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting. However, if other matters are properly presented for a vote at the Annual Meeting, or at any postponements or adjournments thereof, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

                     SECURITY OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS AND MANAGEMENT
                    --------------------------------

The following table sets forth information as of September 1, 2004 with respect to the beneficial ownership of Common Stock and Class A Stock by (a) any individuals or entities known by us to be the beneficial owners of more than 5% of the outstanding shares of Common Stock or Class A Stock, (b) each of our directors, (c) each of the executive officers named in the Summary Compensation Table below ("Named Executive Officers") who currently serves as an executive officer of our company, and (d) all of our directors and executive officers as a group. The information set forth in the table as to directors and executive officers is based upon information furnished to us by them in connection with the preparation of this Proxy Statement. Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o John B. Sanfilippo & Son, Inc., 2299 Busse Road, Elk Grove Village, Illinois 60007-6057.

                                                     % of
                                          No. of   Outstanding                      % of          % of Outstanding
                                          Shares     Shares of  No. of Shares    Outstanding      Votes on Matters
                                        of Common     Common       of Class    Shares of Class  Other than Election
Name                                     Stock(1)     Stock     A Stock(1)(2)      A Stock          of Directors
----------------------------------      ---------  -----------  -------------  ---------------  -------------------
Jasper B. Sanfilippo(3)(4)(5)+-            39,832        *         1,523,776         58.7                 44.9
Marian R. Sanfilippo(4)(5)                 26,984        *            24,500          0.9                  0.7
Jeffrey T. Sanfilippo(4)(5)(6)+-           28,832        *            44,044          1.7                  1.4
Jasper B. Sanfilippo, Jr.(5)(6)+              -          -            44,044          1.7                  1.3
Lisa A. Evon(5)(6)                            -          -            44,044          1.7                  1.3
John E. Sanfilippo(5)(6)                   28,152        *            44,044          1.7                  1.3
James J. Sanfilippo(5)(6)                     -          -            44,044          1.7                  1.3
                                                                   ---------         ----                 ----
   Total Controlling Group(5)(6)           86,136       1.1        1,768,496         68.1                 52.2

Michael J. Valentine(7)+-                     -          -           496,342         19.1                 14.6
Mathias A. Valentine+-                        -          -           332,588         12.8                  9.8
                                                                     -------         ----                 ----
    Total Valentine Group(8)                  -          -           828,930         31.9                 24.3

James A. Valentine(9)-                        350        *              -              -                    *
John W. A. Buyers(10)+                      8,300        *              -              -                    *
Timothy R. Donovan(11)+                     1,250        *              -              -                    *
Governor Jim Edgar(12)+                     3,500        *              -              -                    *
Wellington Management Co., LLP(13)      1,260,200      15.6             -              -                  3.7
Credit Suisse Asset Mgmt, LLC(14)         640,545       7.9             -              -                  1.9
Gruber & McBaine Capital Mgmt,LLC(15)     513,350       6.4             -              -                  1.5
The TCW Group, Inc.(16)                   419,178       5.2             -              -                  1.2
All directors and executive officers
as a group (16 persons all of whom are
stockholders or optionholders)(3)(4)
(5)(6)(7)(8)(9)(10)(11)(12)(17)            96,860       1.2        2,440,794         94.0                72.0
--------------------------------------

    +    Denotes Director.
    -    Denotes Named Executive Officer.
    *    Less than one percent.

  (1) Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. In calculating each holder's percentage ownership and beneficial ownership in the table above, shares of Common Stock which may be acquired by the holder through the exercise of stock options exercisable on or within 60 days of September 1, 2004 are included.

  (2) Each share of Class A Stock is convertible at the option of the holder thereof at any time and from time to time into one share of Common Stock. In addition, the Restated Certificate provides that Class A Stock may be transferred only to (a) Jasper B. Sanfilippo or Mathias A. Valentine, (b) a spouse or lineal descendant of Mr. Sanfilippo or Mr. Valentine, (c) trusts for the benefit of any of the foregoing individuals, (d) entities controlled by any of the foregoing individuals, (e) us, or (f) any bank or other financial institution as a bona fide pledge of shares of Class A Stock by the owner thereof as collateral security for indebtedness due to the pledgee (collectively, the "Permitted Transferees"), and that upon any transfer of Class A Stock to someone other than a Permitted Transferee each share transferred will automatically be converted into one share of Common Stock.

  (3) Includes 163,045 shares of Class A Stock held as trustee of certain trusts, the beneficiaries of which are the children of Jasper and Marian Sanfilippo (two of whom -- Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo are executive officers and directors of our company).

  (4) Includes 18,832 shares of Common Stock held as a co-trustee of a certain trust, the beneficiaries of which are the grandchildren of Jasper and Marian Sanfilippo.

  (5) On June 21, 2004 a Schedule 13D was filed jointly by the persons referenced in the stock table (the "Controlling Group"). The Controlling Group made a single, joint filing to reflect the formation of a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as expressly set forth in the Schedule 13D, each member of the Controlling Group disclaims beneficial ownership of the Common Stock and Class A Stock beneficially owned by any other member of the Controlling Group.

        By filing the Schedule 13D, the members of the Controlling Group provided notice (1) that they beneficially own, in the aggregate, securities controlling in excess of 50% of the voting power of our common equity and (2) that they intend to act as a group. As a result, we are a "controlled company" pursuant to Section 4350(c)(5) of the Nasdaq Marketplace Rules.

        The members of the Controlling Group are deemed to beneficially own an aggregate of 1,768,496 shares of Class A Stock and 86,136 shares of Common Stock. This represents 68.1% of the total outstanding shares of Class A Stock and 18.8% of the total outstanding shares of Common Stock, assuming the conversion of all such shares of Class A Stock into an equal number of shares of Common Stock. Based on the relative voting rights of the Class A Stock and Common Stock, the Reporting Persons have or share 52.2% of the total outstanding voting power of our common equity, assuming that the applicable shares of Class A Stock are not converted into Common Stock.

        The beneficial ownership of Jasper B. Sanfilippo and Marian R. Sanfilippo is described in footnotes (3) and (4) above. The beneficial ownership of Jeffrey T. Sanfilippo includes includes 18,832 shares of Common Stock held as a co-trustee of a certain trust, the beneficiaries of which are the grandchildren of Jasper and Marian Sanfilippo. and 44,044 shares of Class A Stock held as trustee of the Jeffrey T. Sanfilippo Irrevocable Trust, dated April 7, 2004. The beneficial ownership of Jasper B. Sanfilippo, Jr. includes 44,044 shares of Class A Stock held as trustee of the Jasper B. Sanfilippo Irrevocable Trust, dated April 7, 2004. The beneficial ownership of Lisa A. Evon includes 44,044 shares of Class A Stock held as trustee of the Lisa A. Evon Irrevocable Trust, dated April 7, 2004. The beneficial ownership of John E. Sanfilippo includes 44,044 shares of Class A Stock held as trustee of the John E. Sanfilippo Irrevocable Trust, dated April 7, 2004. The beneficial ownership of James J. Sanfilippo includes 44,044 shares of Class A Stock held as trustee of the James J. Sanfilippo Irrevocable Trust, dated April 7, 2004. The trustees of each of the foregoing trusts are also the sole beneficiaries under each respective trust.

  (6)   Excludes 32,609 shares of Class A Stock held as trustee by Jasper
        B. Sanfilippo. (Jasper B. Sanfilippo is our Chairman of the Board and Chief Executive Officer.)

  (7) Includes 496,342 shares of Class A Stock held as trustee of the following three trusts under the Valentine Trust, dated March 26, 1991, the Trust for Michael J. Valentine and the Trust for James A. Valentine, each of which owns 165,447 shares of Class A Stock, and the Trust for Mary Jo Carroll which owns 165,448 shares of Class A Stock. The beneficiaries of these trusts are the children of Mathias and Mary Valentine, including Michael J. Valentine, an executive officer and a member of our Board of Directors, and James A. Valentine, an executive officer.

  (8) Michael J. Valentine and Mathias A. Valentine have formed a group as reflected by the Schedule 13Ds filed on June 21, 2004. The total beneficial ownership of the group consists of 828,930 shares of Class A Stock, which represents 31.9% of the issued and outstanding Class A Stock, and 9.3% of the issued and outstanding Common Stock assuming the conversion of all such shares of Class A Stock into an equal number of shares of Common Stock.

        Based on the relative voting rights of the Class A Stock and Common Stock, Michael J. Valentine directly or indirectly controls 14.6% while Mathias A. Valentine directly controls 9.8% of the total outstanding voting power of our common equity. In addition, the group directly controls 24.3% of the total outstanding voting power of our common equity. These percentages assume that the applicable shares of Class A Stock are not converted into Common Stock, and are calculated using ten votes per share of Class A Stock.

  (9) Excludes 165,447 shares of Class A Stock held as trustee by Michael J. Valentine (Michael J. Valentine is Executive Vice President Finance, our Chief Financial Officer and Secretary and a director of our company.).

 (10) Includes options to purchase 500 shares of Common Stock, 1,000 shares of Common Stock, 1,000 shares of Common Stock, 1,000 shares of Common Stock, 1,000 shares of Common Stock, 1,000 shares of Common Stock, 1,000 shares of Common Stock, 750 shares of Common Stock, 500 shares of Common Stock and 250 shares of Common Stock at $6.00, $10.50, $6.625, $6.00, $4.25, $3.4375, $4.0625, $6.05, $7.80 and
        $32.30, respectively, per share which are exercisable by John W. A. Buyers on or within 60 days of September 1, 2004. Mr. Buyers' mailing address is 26-238 Hawaii Belt Road, Hilo, HI 96720.

 (11) Includes options to purchase 250 shares of Common Stock, 250 shares of Common Stock, 250 shares of Common Stock and 250 shares of Common Stock at $4.0625, $6.05,$7.80 and $32.30, respectively, per share which are exercisable by Timothy R. Donovan on or within 60 days of September 1, 2004. Excludes (a) 28,838 shares of Common Stock held by Mr. Donovan's spouse, Elaine Karacic, as trustee of certain trusts, the beneficiaries of which are the children of Mr. Donovan and Ms. Karacic, (b) 12,713 shares of Common Stock held by Ms. Karacic as trustee of a certain trust, the beneficiary of which is Ms. Karacic's sibling, and (c) 24,913 shares of Common Stock held by Ms. Karacic in her name, of which Mr. Donovan disclaims beneficial ownership. Mr. Donovan disclaims beneficial ownership of all of the foregoing excluded shares of Common Stock. Mr. Donovan's mailing address is c/o Tenneco Automotive, Inc., 500 North Field Drive, Lake Forest, IL 60045.

 (12) Includes options to purchase 1,000 shares of Common Stock, 1,000 shares of Common Stock, 750 shares of Common Stock, 500 shares of Common Stock and 250 shares of Common Stock at $3.4375, $4.0625, $6.05, $7.80 and $32.30, respectively, per share which are exercisable by Governor Jim Edgar on or within 60 days of September 1, 2004.

 (13) The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2004 filed by Wellington Management Company, LLP dated August 13, 2004. The principal business office of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

 (14) The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2004 filed by Credit Suisse Asset Management, LLC dated August 13, 2004. The principal business office of Credit Suisse Asset Management, LLC is 466 Lexington Avenue, 17th Floor, New York, NY 10017.

 (15) The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2004 filed by Gruber & McBaine Capital Management, LLC dated August 3, 2004. The principal business office of Gruber & McBaine Capital Management, LLC is 50 Osgood Place, San Francisco, CA 94133.

 (16) The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2004 filed by The TCW Group, Inc. dated August 3, 2004. The principal business office of The TCW Group, Inc. is 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017.

 (17) Includes options to purchase a total of 45,025 shares of Common Stock (including the options referred to in footnotes 10, 11 and 12 above) at prices ranging from $3.4375 to $32.30 per share which are exercisable by certain of the directors and executive officers on or within 60 days of September 1, 2004.

PROPOSAL 1:  ELECTION OF DIRECTORS
----------------------------------

Eight directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualified. Two of such directors are to be elected by the holders of Common Stock voting as a class and the remaining six directors are to be elected by the holders of Class A Stock voting as a class. While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if any of the nominees for election shall be unable or shall fail to serve as a director, the holders of proxies shall vote such proxies for such other person or persons as shall be determined by such holders in their discretion or, so long as such action does not conflict with the provisions of our Restated Certificate relating to the proportion of directors to be elected by the holders of Common Stock, the Board of Directors may, in its discretion, reduce the number of directors to be elected.

The Board of Directors recommends that the stockholders vote "FOR" each of
--------------------------------------------------------------------------
the nominees listed herein.
---------------------------

            NOMINEES FOR ELECTION BY THE HOLDERS OF COMMON STOCK
            ----------------------------------------------------

The name of and certain information regarding each nominee for election to our Board of Directors by the holders of Common Stock, as reported to us, is set forth below.

JOHN W. A. BUYERS, DIRECTOR, age 76 -- Mr. Buyers is Chairman of the Board of
C. Brewer and Company, Limited ("C. Brewer"), a real estate holding company, where he has served since 1982 and as Chief Executive Officer from 1975 to 2001. Mr. Buyers is also the Chairman of the Board of Buyco, Inc., the privately held parent company of C. Brewer, and has served in those capacities since 1986. Mr. Buyers is Chairman & Chief Executive Officer of
D. Buyers Enterprises, LLC ("DBE") since 2001. DBE is a company of diversified agriculture, frozen juice, real estate development, and
management.   In addition, Mr. Buyers currently serves on the board of
directors of First Hawaiian Bank, ML Macadamia Orchards, L.P. and Outrigger Enterprises, Inc. Mr. Buyers has been a member of the John B. Sanfilippo & Son, Inc.'s Board of Directors since January 1992 and is a member of our Audit Committee and our Compensation, Nominating and Corporate Governance Committee ("CNG Committee").

GOVERNOR JIM EDGAR, DIRECTOR, age 58 -- Governor Edgar is currently a Distinguished Fellow at the University of Illinois Institute of Government and Public Affairs where he is also a teacher and lecturer. He has been in this position since January 1999. He was also a Resident Fellow at the John
F. Kennedy School of Government at Harvard University in the 1999 fall semester. Gov. Edgar served as governor of Illinois from January 14, 1991 through January 11, 1999. Prior to his election, Gov. Edgar served as Illinois Secretary of State from 1981 to 1991. Gov. Edgar's retirement from public office marked 30 years of state government service. Gov. Edgar serves on the board of directors of Alberto Culver Company, Kemper Insurance Companies, Scudder Mutual Funds, Horizon Group Properties, Inc., and
Youbet.com.   Governor Edgar has been a member of our Board of Directors since October 1999 and is a member of our Audit Committee and the chairman of our CNG Committee.


           NOMINEES FOR ELECTION BY THE HOLDERS OF CLASS A STOCK
           -----------------------------------------------------

The name of and certain information regarding each nominee for election to our Board of Directors by the holders of Class A Stock, as reported to us, is set forth below.

JASPER B. SANFILIPPO, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER AND DIRECTOR, age 73 -- Mr. Sanfilippo has been employed by us since 1953. Mr. Sanfilippo served as our President from 1982 to December 1995 and was our Treasurer from 1959 to October 1991. He became our Chairman of the Board and Chief Executive Officer in October 1991 and has been a member of our Board of Directors since 1959. Mr. Sanfilippo was also a member of our Compensation Committee until April 28, 2004 (when that Committee was terminated and its responsibilities assumed by the CNG Committee) and was a member of the Stock Option Committee until February 27, 1997 (when that Committee was disbanded). Mr. Sanfilippo is the father of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors of our company, the brother-in-law of Mathias A. Valentine, the President and a director of our company, the uncle of Michael J. Valentine, a director and an executive officer of our company, and James A. Valentine, an executive officer of our company. Mr. Sanfilippo is also the uncle by marriage of Timothy R. Donovan, a director of our company.

MATHIAS A. VALENTINE, PRESIDENT AND DIRECTOR, age 71 -- Mr. Valentine has been employed by us since 1960 and was named its President in December 1995. He served as our Secretary from 1969 to December 1995, as its Executive Vice President from 1987 to October 1991 and as its Senior Executive Vice
President and Treasurer from October 1991 to December 1995. He has been a member of our Board of Directors since 1969. Mr. Valentine was also a member of our Compensation Committee until April 28, 2004 (when that Committee was terminated and its responsibilities assumed by the CNG Committee) and was a member of the Stock Option Committee until February 27, 1997 (when that Committee was disbanded). Mr. Valentine is the brother-in-law of Jasper B. Sanfilippo, our Chairman of the Board and Chief Executive Officer, the father of Michael J. Valentine, a director and an executive officer, and James A. Valentine, an executive officer. Mr. Valentine is the uncle of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors of our company. Mr. Valentine is also the uncle by marriage of Timothy R. Donovan, a director of our company.

MICHAEL J. VALENTINE, EXECUTIVE VICE PRESIDENT FINANCE, CHIEF FINANCIAL
OFFICER AND SECRETARY AND DIRECTOR, age 45 -- Mr. Valentine has been employed by us since 1987 and in January 2001 was named Executive Vice President Finance, Chief Financial Officer and Secretary. Mr. Valentine was elected as a director of our company in April 1997. Mr. Valentine served as our Senior Vice President and Secretary from August 1999 to January 2001. He served as Vice President and Secretary from December 1995 to August 1999. He served as our Assistant Secretary and General Manager of External Operations from June 1987 and 1990, respectively, to December 1995. Mr. Valentine is the son of Mathias A. Valentine, the President and a director of our company, the brother of James A. Valentine, an executive officer of our company, the nephew of Jasper B. Sanfilippo, our Chairman of the Board and Chief Executive Officer, and cousin of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors. Mr. Valentine is also a first cousin by marriage of Timothy R. Donovan, a director of our company.

JEFFREY T. SANFILIPPO, EXECUTIVE VICE PRESIDENT SALES AND MARKETING AND DIRECTOR, age 41 -- Mr. Sanfilippo has been employed by us since 1991 and was named its Executive Vice President Sales and Marketing in January 2001. Mr. Sanfilippo became a director of our company in August 1999. He served as Senior Vice President Sales and Marketing from August 1999 to January 2001 and as General Manager West Coast Operations from September 1991 to September 1993. He served as Vice President West Coast Operations and Sales from October 1993 to September 1995. He served as Vice President Sales and Marketing from October 1995 to August 1999. Mr. Sanfilippo is the son of Jasper B. Sanfilippo, our Chairman of the Board and Chief Executive Officer, the nephew of Mathias A. Valentine, our President and a director, the brother of Jasper B. Sanfilippo, Jr., an executive officer and director, the cousin of Michael J. Valentine, an executive officer and director, and James A. Valentine, an executive officer. Mr. Sanfilippo is also a first cousin by marriage of Timothy R. Donovan, a director of our company.

TIMOTHY R. DONOVAN, DIRECTOR, age 48 -- In February 2004, Mr. Donovan became a member of the board of directors of Tenneco Automotive Inc., one of the world's largest producers of emissions control and ride control systems and products for the automotive industry. Since December of 2001, Mr. Donovan has been Tenneco Automotive's Executive Vice President and General Counsel. In June 2001, Mr. Donovan was appointed to the position of Managing Director of Tenneco Automotive's International Group, responsible for all of Tenneco Automotive's business operations in Asia and South America and its Japanese original equipment parts business throughout the world. Mr. Donovan served as Tenneco's Senior Vice President and General Counsel from August 1999 to December 2001. Mr. Donovan was elected as a member of our Board of Directors in October 1999 and serves as the chairman of the Audit Committee and a member of the CNG Committee. Mr. Donovan is the nephew by marriage of Messrs. Jasper B. Sanfilippo and Mathias A. Valentine, both of whom are executive officers and directors, and the first cousin by marriage of Jasper
B. Sanfilippo, Jr., Jeffrey T. Sanfilippo, Michael J. Valentine and James A. Valentine, each of whom is an executive officer and certain of whom are also directors. Mr. Donovan was a partner in the law firm of Jenner & Block LLP from 1989 until his resignation in September 1999, and from approximately
1997 through 1999 served as the Chairman of the firm's Corporate and Securities Department and as a member of its Executive Committee. Mr. Donovan joined Jenner & Block LLP in 1982 after serving as a staff trial attorney at the Chicago District Counsel's Office of the Internal Revenue Service.

JASPER B. SANFILIPPO, JR., EXECUTIVE VICE PRESIDENT OPERATIONS AND
DIRECTOR, age 36 -- Mr. Sanfilippo was appointed as a member of the Board of Directors in December 2003 upon the recommendation of our senior management and the unanimous approval of the Board of Directors.
Mr. Sanfilippo has been employed by us since 1992 and in 2001 was named Executive Vice President Operations, retaining his position as Assistant Secretary, which he assumed in December 1995. He became our Senior Vice President Operations in August 1999 and served as Vice President Operations between December 1995 and August 1999. Prior to that, Mr. Sanfilippo was the General Manager of our Gustine, California facility beginning in October 1995, and from June 1992 to October 1995 he served as Assistant Treasurer and worked in our Financial Relations department. Mr. Sanfilippo is the son of Jasper B. Sanfilippo, our

Chairman and Chief Executive Officer, the nephew of Mathias A. Valentine, our President and a member of the Board of Directors, the brother of Jeffrey T. Sanfilippo and the cousin of Michael J. Valentine, both of whom are executive officers and members of the Board of Directors, and James A. Valentine, one of our executive officers. Mr. Sanfilippo is also a first cousin by marriage of Timothy R. Donovan, a member of our Board of Directors.


PROPOSAL 2:  AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
---------------------------------------------------------------

The Board of Directors is requesting stockholder approval of an amendment to the first paragraph of Article Four of our Restated Certificate to increase the number of shares of Common Stock authorized for issuance from 10,000,000 to 17,000,000. The additional shares of Common Stock would become part of the existing class of Common Stock, and the additional shares, when issued, would have the same rights and privileges as the shares of Common Stock now issued. There are no preemptive rights relating to the Common Stock. The par value of our Common Stock will remain at $.01 per share. The proposed amendment is set forth as Appendix A to this proxy statement.

Our Restated Certificate of Incorporation presently authorizes the issuance of 10,000,000 shares of Common Stock, 10,000,000 shares of Class A Stock, and 500,000 shares of Preferred Stock, each having a par value of $0.01 per share. Of the 10,000,000 presently authorized shares of Common Stock, 7,961,324 shares were issued and outstanding on September 1, 2004, the record date. An aggregate of approximately 331,500 shares of Common Stock have been reserved for issuance as of the record date pursuant to outstanding options issued under our 1991 Stock Option Plan and the 1995 and 1998 Equity Incentive Plans. We issued 1,150,000 shares of Common Stock pursuant to its registered public offering, which was completed on April 5, 2004. As indicated in the final prospectus for the offering, we entered into agreements with the holders of Class A Stock pursuant to which such stockholders agreed to refrain from converting their shares of Class A Stock into Common Stock until the number of shares of authorized Common Stock are sufficient to facilitate the conversion of all outstanding shares of Class A Stock, provided we agreed to seek approval of an increase in the number of authorized shares of Common Stock. In addition, our Board of Directors considers it advisable to have additional shares available for issuance under our employee benefit plans and for acquisitions and other corporate purposes. We do not currently have any plans to issue the shares in an exchange offer, merger, consolidation, acquisition or similar transaction.

Certain Effects of the Amendment
---------------------------------
If this amendment is adopted, the additional shares of Common Stock may be issued at the direction of the Board of Directors at such times, in such amounts and upon such terms as the Board of Directors may determine, without further approval of the stockholders unless, in any instance, such approval is expressly required by applicable law or regulation. The proposal to increase the number of authorized shares of Common Stock may affect the rights of existing holders of Common Stock to the extent that future issuances of Common Stock reduce each existing shareholder's proportionate ownership and voting rights with respect to our stock. In addition, possible dilution caused by future issuances of Common Stock could lead to a decrease in our net income per share in the future.

The Board of Directors recommends a vote "FOR" the approval of the amendment
----------------------------------------------------------------------------
to our Restated Certificate of Incorporation to increase the number of
----------------------------------------------------------------------
authorized shares of Common Stock from 10,000,000 to 17,000,000.
----------------------------------------------------------------


                          CORPORATE GOVERNANCE
                          --------------------

The Board of Directors regularly monitors developments in the area of corporate governance. In November 2003, the Securities and Exchange Commission (the "Commission") approved the final corporate governance rules of the Nasdaq Stock Market, Inc. ("Nasdaq").

On June 21, 2004, Jasper B. Sanfilippo, his spouse Marian Sanfilippo and their five children (two of whom are directors and executive officers of our company) jointly filed Schedule 13D indicating their intention to act together as a group. This group beneficially owns shares entitled to cast 52.2% of votes eligible to be cast on matters submitted to stockholders generally (other than the election of directors which are elected as described above). Accordingly, under Nasdaq Marketplace Rule 4350(c)(5), we qualify as a "controlled company." In accordance with the provisions of the Nasdaq rules applicable to controlled companies, we are not required to have
(i) a majority of independent directors, (ii) a nominating and corporate governance committee comprised solely of independent directors, or (iii) a compensation committee comprised solely of independent directors. Nevertheless, our CNG Committee is comprised solely of independent directors.

              COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
              -------------------------------------------------

Board Operations
----------------
Our Board of Directors met eleven times during fiscal 2004. All directors attended at least 75% of such meetings and the committees of the Board of Directors on which they served, and all directors attended the 2003 annual meeting of stockholders. Standing committees of the Board of Directors include the Audit Committee and the CNG Committee. The Audit Committee and CNG Committee have each adopted a charter which governs their activities. The Audit Committee Charter is attached hereto as Appendix B. These committee charters are also available on our website at www.jbssinc.com.

Audit Committee
---------------
The Audit Committee provides oversight on matters relating to accounting, financial reporting, internal control, auditing and regulatory compliance activities. The Audit Committee also has sole authority to retain and terminate the independent auditor that audits our annual consolidated financial statements, evaluates the independence of the auditors, and arranges with the auditors the scope of the audit to be undertaken by them. In addition, this committee reviews our audited financial statements with management and the independent auditors, recommends whether such audited financial statements should be included in our Annual Report on Form 10-K and prepares a report to shareholders to be included in our proxy statement. Further, the Audit Committee reviews related party transactions for potential conflict of interest situations and makes inquiries as to whether such transactions would stand the test of competitive bids or arms length negotiations with an independent party. The Audit Committee is comprised of Timothy R. Donovan, John W. A. Buyers and Governor Jim Edgar. The Audit Committee held six meetings during fiscal 2004. The Board of Directors has determined that (i) each member of the Audit Committee is an "independent director" as defined in Section 4200(a)(15) of the Nasdaq Marketplace Rules,
(ii) each member of the Audit Committee is "independent" for purposes of
Section 10A of the Exchange Act, and (iii) Mr. Donovan, the chair of the Audit Committee, is an "audit committee financial expert" as defined by the Commission.

Compensation, Nominating and Corporate Governance Committee
-----------------------------------------------------------
On April 28, 2004, the Board of Directors approved the termination of the Compensation Committee and the creation of the CNG Committee. As a controlled company, we are not required to maintain an independent committee overseeing our compensation, nominating and corporate governance policies and practices. However, as a matter of good corporate governance, the Board of Directors has determined that our best interests are served by adopting such practices.

The CNG Committee reviews and makes recommendations to the Board of Directors with respect to the salaries, bonuses and other compensation of officers and other executives, including matters relating to stock options, which are determined by the entire Board of Directors. In addition to the duties of the previously active Compensation Committee, the CNG Committee screens candidates considered for election to the Board of Directors. The CNG Committee makes recommendations on matters related to the practices, policies and procedures of the Board of Directors and takes a leadership role in shaping our system of corporate governance. As part of its duties, the CNG Committee assesses the size, structure and composition of the Board of Directors and committees of the Board, coordinates evaluation of Board performance and reviews Board compensation.

The CNG Committee is comprised of Governor Jim Edgar, Chairman; John W. A. Buyers; and Timothy R. Donovan. Prior to the formation of the CNG Committee, the Compensation Committee consisted of Jasper B. Sanfilippo, Timothy R. Donovan, John W.A. Buyers and Mathias A. Valentine. Each member of the CNG Committee is an independent director as defined in Section 4200(a)(15) of the Nasdaq Marketplace Rules. The CNG Committee held one meeting during fiscal 2004.

Stockholder Communication with Directors
----------------------------------------
We recognize the importance of providing our stockholders with the ability to communicate with members of the Board of Directors. Accordingly, we have established a policy for stockholder communications with directors. This policy is not intended to cover communications of complaints regarding accounting or auditing matters, with respect to which we have has established the "Anonymous Incident Reporting System for Accounting and Auditing Matters," which is posted on our website at www.jbssinc.com. Stockholders wishing to communicate with the Board of Directors as a whole, or with certain directors individually, may do so by sending a written communication to the following address:

                       John B. Sanfilippo & Son, Inc.
                  Stockholder Communications with Directors
                         Attn: Corporate Secretary
                              2299 Busse Road
                        Elk Grove Village, IL 60007

Each stockholder communication should include an indication of the submitting stockholder's status as a stockholder and eligibility to submit such communication. Each such communication will be received for handling by our Secretary for the sole purpose of determining whether the contents represent a communication to the Board of Directors or an individual director. The Secretary will maintain originals of each communication received and provide copies to the addressee(s) and any appropriate committee(s) or director(s) based on the expressed desire of the communicating stockholder. The Board of Directors or the applicable individual director may elect to respond to the communication as each deems appropriate.

Director Attendance at Meetings
-------------------------------
It is expected that each member of the Board of Directors will be available to attend all regularly scheduled meetings of the Board and any committees on which the director may serve, as well as our annual meeting of stockholders, after taking into consideration the director's other business and professional commitments, including service on the boards of other companies. Each director is expected to make his or her best effort to attend all special Board and Committee meetings.


                          DIRECTOR NOMINATIONS
                          --------------------

Director Qualifications
-----------------------
While there is no single set of characteristics required to be possessed by each member of the Board of Directors the CNG Committee will consider whether to nominate a candidate for director based on a variety of criteria, including: (i) the candidate's personal integrity; (ii) whether the candidate has demonstrated achievement in one or more forms of business, professional, governmental, communal, scientific or educational endeavor sufficient to enable the candidate to make a significant and immediate contribution to the Board's discussion and decision-making in the array of complex issues facing our company; (iii) the level of familiarity of the candidate with our business and competitive environment; (iv) the ability of the candidate to function effectively in an oversight role; (v) the candidate's understanding of the issues affecting public companies of a size and complexity commensurate with our business; and (vi) whether the candidate has, and is prepared to devote, adequate time to the Board of Directors and its committees. Under exceptional and limited circumstances, the CNG Committee may approve the candidacy of a candidate notwithstanding the foregoing criteria if the CNG Committee believes the service of such nominee is in our best interests and those of our stockholders. In addition, the CNG Committee will ensure that:

     -- at least three of the directors serving at any time on the Board of Directors are independent, as defined under the rules of the principal stock market on which our common shares are listed for trading;

     -- at least three of the directors satisfy the financial literacy requirements required for service on the audit committee under the rules of the principal stock market on which our common shares are listed for trading;

     -- at least one of the directors qualifies as an audit committee financial expert under the rules of the Commission; and

     -- at least some of the independent directors have experience as senior executives of a public or substantial private company.

From time to time, the CNG Committee may engage a third party for a fee to assist in identifying potential director candidates.

Nominations of Directors by Stockholders
----------------------------------------
The CNG Committee does not solicit, but will consider, nominees for director submitted by holders of our Common Stock and Class A Stock. The CNG Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders as it uses for all other candidates.

Stockholders wishing to nominate a director candidate may do so by sending the candidate's name, biographical information and qualifications to the CNG Committee care of the Corporate Secretary, John B. Sanfilippo & Son, Inc., 2299 Busse Road, Elk Grove Village, Illinois 60007. In addition to demonstrating the nominee's compliance with the criteria set forth above, all director nominations submitted by our stockholders must provide all information that would be required to be disclosed in a proxy statement with respect to the election of directors pursuant to the Exchange Act, along with a statement of any relationship between the nominating stockholder and the nominee, the number of shares of stock owned by the nominating stockholder, and the length of time such shares have been held. To be considered, the submission must be received by us on or before the date applicable for stockholder proposals pursuant to Rule 14a-8 under the Exchange Act, as described below.


                          AUDIT COMMITTEE REPORT
                          ----------------------

Our Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PricewaterhouseCoopers LLP, our independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed the auditors' independence with the independent auditors. Based upon these discussions and reviews, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 24, 2004 and filed with the Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

                            Timothy R. Donovan, Chairman
                            John W. A. Buyers
                            Governor Jim Edgar

The information contained in the preceding report shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.


             COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
             ------------------------------------------------

Compensation of Directors
-------------------------
Compensation to directors who are not employees of our company is paid at the rate of $26,000 per year plus $1,500 for each Board meeting attended, $500 for each telephonic meeting of the Board of Directors in which they participate, $1,000 for each committee meeting attended and $500 for each telephonic committee meeting in which they participate. In addition, the Audit Committee Chairman and CNG Committee Chairman will receive $5,000 per year. Directors are also reimbursed for their expenses incurred in attending such meetings. Directors who are employees of our company receive no additional compensation for their services as directors.

Under the 1998 Equity Incentive Plan (the "1998 Plan"), a director who is not an employee of our company, our subsidiary, or any of their affiliates (an "Outside Director") is granted an option to purchase 1,000 shares of Common Stock on the date of his or her election to the Board of Directors, and on each date of his or her re-election to the Board of Directors. Options granted to Outside Directors under the 1998 Plan are granted at an exercise price equal to the Fair Market Value (as defined in the 1998 Plan) of a share of Common Stock on the date of grant. Options granted to Outside Directors will become exercisable in equal increments of 250 shares of Common Stock on the first four anniversaries of the date of grant and expire 10 years following the date of grant. On October 29, 2003, Mr. Buyers, Mr. Donovan and Governor Edgar each were granted an option to purchase up to 1,000 shares of Common Stock at an exercise price of $32.30 per share under the 1998 Plan.

Executive Compensation
----------------------
The following table sets forth a summary of compensation for services rendered to us in all capacities during the fiscal year ended June 24, 2004, the fiscal year ended June 26, 2003 and the fiscal year ended June 27, 2002, paid to or accrued for (i) our Chief Executive Officer, and (ii) each of our four additional most highly compensated executive officers, (collectively the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE
                          --------------------------

                                                                  Long Term
                                                                 Compensation
                                       Annual Compensation          Awards
                                   ----------------------------  ------------
                                                                  Securities
  Name and                                                        Underlying      All Other
Principal Position           Year   Salary     Bonus   Other(1)     Options      Compensation
--------------------------   ----  --------  --------  --------  ------------   --------------
Jasper B. Sanfilippo         2004  $556,270  $734,183    $3,775        --       $305,562(2)(3)
  Chairman of the            2003   508,029   390,343     3,914        --         60,801
  Board and Chief            2002   477,663   125,800     3,668        --        144,854
  Executive Officer

Mathias A. Valentine         2004  $361,079  $476,342    $2,137        --       $155,129(3)(4)
  President                  2003   329,721   253,205     2,277        --         50,882
                             2002   308,463    81,199     2,005        --         79,917

Michael J. Valentine         2004  $216,923  $277,888        $5        --         $6,635(5)
  Executive Vice President   2003   197,539   142,006         4        --          4,879
  Finance, Chief Financial   2002   181,692    44,807         4        --          4,712
  Officer and Secretary

Jeffrey T. Sanfilippo        2004  $216,923  $277,888        $4        --         $5,585(6)
  Executive Vice President   2003   197,539   142,006         4        --          4,919
  Sales and Marketing        2002   181,692    44,807         3        --          4,764

James A. Valentine           2004  $216,923  $277,888       $14        --         $3,448(7)
  Executive Vice President   2003   196,923   141,508        12        --          3,219
  Information Technology     2002   177,692    43,819         6        --          3,063

-----------------------------------

(1) None of the Named Executive Officers received perquisites in excess of the lesser of $50,000 or 10% of the aggregate of such officer's salary and bonus. The Other Annual Compensation reflected is our reimbursement to the named executives for the tax liability incurred by the named executives for a life insurance benefit as described in the subsequent footnotes.

(2) Includes $275,695 of premiums paid by us under the amended split-dollar agreement with Mr. Sanfilippo covering certain joint and survivor life insurance policies issued on the joint lives of Jasper B. Sanfilippo and his spouse. Also includes $21,232 of life insurance premiums and $3,250 of matching contributions to the 401(k) Plan. During 2004, we paid $5,385 for the term portions of the split-dollar life insurance premiums of Mr. Sanfilippo.

(3) On December 23, 2003, the ownership of certain joint and survivor life insurance policies under equity collateral assignment arrangements was transferred from Messrs. Sanfilippo and Valentine to us. Prior to December 23, 2003, Messrs. Sanfilippo and Valentine were the owners of these policies and we paid the annual insurance premiums in exchange for a collateral assignment of the death benefit under such policies in an amount equal to the cumulative premiums paid. Following the transfer of ownership of these policies to us, the collateral assignments were released and these arrangements were converted into non-equity endorsement arrangements whereby, upon the death of the insured, we will receive the proceeds from the death benefit under the policies up to the amount of the cumulative premiums paid for such policies, and the beneficiaries named by the insured receive any remaining death benefit.

(4) Includes $126,152 of premiums paid by us under the amended split-dollar agreement with Mr. Valentine covering certain joint and survivor life insurance policies issued on the joint lives of Mathias A. Valentine and his spouse. Also includes $10,852 of life insurance premiums and $6,249 of matching contributions to the 401(k) Plan. During 2004, we paid $11,876 for the term portions of the split-dollar life insurance premiums of Mr. Valentine.

(5) Includes $5,879 of matching contributions to the 401(k) Plan and $756 of life insurance premiums paid by us for fiscal 2004.

(6) Includes $4,829 of matching contributions to the 401(k) Plan and $756 of life insurance premiums paid by us for fiscal 2004.

(7) Includes $2,692 of matching contributions to the 401(k) Plan and $756 of life insurance premiums paid by us for fiscal 2004.


Incentive Bonus Program
-----------------------
During 1997, the Compensation Committee established an Incentive Bonus Program (the "Incentive Bonus Program") to provide qualifying employees, including executive officers, with cash bonuses. Under the Incentive Bonus Program, cash bonuses are awarded based on our earnings per share and vary according to each qualifying employee's job category. For fiscal 2004, we paid aggregate bonuses under the Incentive Bonus Program of $4,192,127 in August 2004. For fiscal 2003, we paid bonuses of $2,776,435 in August 2003. For fiscal 2002, we paid aggregate bonuses of $1,025,546 in August 2002.


       JOINT REPORT OF THE BOARD OF DIRECTORS AND THE CNG COMMITTEE
                          ON EXECUTIVE COMPENSATION
       ------------------------------------------------------------

Executive Compensation Principles
---------------------------------
Our Executive Compensation Program is currently overseen by the CNG Committee which, on April 28, 2004, replaced the Compensation Committee as described above. As used below, the term "CNG Committee" shall include the actions of the Compensation Committee prior to April 28, 2004. The Executive
Compensation Program is based on principles designed to align executive compensation with our company's objectives, management initiatives and business financial performance. These principles are applied by the Board of Directors and the CNG Committee to:

   -- Attract and retain key executives critical to our success and that of our subsidiary;

   -- Reward executives for long-term strategic management and the enhancement of stockholder value; and

   -- Support a performance-oriented environment that rewards performance based on our company's goals.


Overview of Executive Compensation Program
------------------------------------------
Our total compensation program for our executive officers consists of both cash and, except with respect Jasper B. Sanfilippo and Mathias A. Valentine, equity based compensation. Each executive officer's annual compensation consists of a base salary, eligibility for matching contributions to the 401(k) Plan and eligibility for an annual bonus under the Incentive Bonus Program. In addition, we provide life insurance (including split-dollar life insurance) for certain executive officers.

The CNG Committee determines the level of base salary for key executive officers, including the Chief Executive Officer, and a base salary range for
other executive officers.   The CNG Committee generally determines such
salary or salary range based on a number of factors and criteria, including the salaries paid by us to our executive officers during the immediately preceding year, the rate of inflation, our performance during the immediately preceding fiscal year, the performance of the executive officer during the immediately preceding fiscal year and the salaries paid to the executive officers of certain other companies engaged in the food or agricultural commodity business with annual sales of less than $1.0 billion (the "Compensation Comparison Group"). The weight and importance given each year to the foregoing factors, the individual components of each factor and the decision whether to consider additional factors, lies within the subjective discretion of the CNG Committee. The compensation levels of our executive officers are generally below compensation levels that would be affected by the limitations on the deduction of executive salaries imposed by Section 162(m) of the Code ("Section 162(m)"). However, the CNG Committee recognizes the need to retain flexibility to make compensation decisions that may not meet the Section 162(m) limitations when necessary to enable us to meet our overall objectives, even if we may not deduct all of the compensation. Accordingly, the CNG Committee may determine that approving non-deductible compensation in appropriate circumstances is in our best interests. For fiscal 2004, Jasper B. Sanfilippo received compensation in excess of the $1 million deduction limitation under Section 162(m) primarily as a result of the amount earned by Mr. Sanfilippo under our Incentive Bonus Program. Amounts earned under the Incentive Bonus Program are based on an earnings per share formula approved at the beginning of the fiscal year by the CNG Committee. Increased amounts paid under the Incentive Bonus Program in fiscal 2004 resulted from higher earnings per share. The 1998 Plan provides for certain limits, consistent with Section 162(m) and the regulations promulgated thereunder, on the maximum number of shares of Common Stock subject to options that may be granted to any grantee in any one calendar year.

Fiscal 2004 Executive Compensation
----------------------------------
Our fiscal 2004 year consisted of the fifty-two week period ended June 24, 2004. Our fiscal 2003 year consisted of the fifty-two week period ended June 26, 2003. Our fiscal 2002 year consisted of the fifty-two week period ended June 27, 2002.

The base salaries and salary ranges for our executive officers are generally determined at the first meeting of the CNG Committee and Board of Directors of the fiscal year. Accordingly, fiscal 2004 base salaries and salary ranges include one-half year of amounts set as of the beginning of calendar 2004.

The CNG Committee primarily based calendar 2002, 2003 and 2004 salaries and salary ranges of our executive officers, including the Chief Executive Officer, on the salaries paid to such executive officers in 2001, 2002 and
2003, respectively.   For calendar 2002, 2003 and 2004, such base salaries
and salary ranges were generally increased by a percentage slightly greater than the percentage change in the Consumer Price Index in 2001, 2002 and 2003, respectively. The CNG Committee did not use the salaries of executive officers of the Compensation Comparison Group to establish base salaries and salary ranges for our executive officers, including the Chief Executive Officer, but did compare its determination of such salaries and salary ranges against the base salaries reported for executive officers of the Compensation Comparison Group as an independent measure of reasonableness. The calendar 2002, 2003 and 2004 base salaries for our executive officers set by the CNG Committee were, in general, at the low to medium ranges when compared to the base salaries of the Compensation Comparison Group executives. However, the CNG Committee does not currently have an established policy with regard to the salaries and salary ranges of our executive officers, including the salary of the Chief Executive Officer, relative to the salaries paid to the Compensation Comparison Group executive officers.

We award annual bonuses to our executive officers pursuant to the Incentive Bonus Program. Under the Incentive Bonus Program, each executive officer receives a set percentage of his or her salary as a bonus if our earnings per share for the prior fiscal year meet or exceed specified levels, which percentage increases as our earnings per share increase. The Board of Directors, when it adopted the Incentive Bonus Program, set the earnings per share targets and salary percentages for executive officers based on the subjective judgment of the directors, as well as management's recommendations regarding a number of factors such as position held and annual performance. The CNG Committee will be responsible for approving any future changes to the Incentive Bonus Program. We paid bonuses to our executive officers under the Incentive Bonus Program of $3,101,711, $1,646,320 and $447,249, in the aggregate, for fiscal 2004, fiscal 2003 and fiscal 2002, respectively.

We provide long-term incentives to our executive officers through our stock option plans. Through the award of stock option grants, the objective of aligning executive officers' long-range interests with those of our stockholders is met by providing the executive officers with the opportunity to build a meaningful stake in our company. In fiscal 2004 and fiscal 2003, the Board of Directors awarded stock options under the 1998 Plan to certain of our executive officers (other than Jasper B. Sanfilippo and Mathias A. Valentine, who are not currently eligible to participate in the 1998 Plan). The Board of Directors did not award any stock options to executive officers during fiscal 2002.

Executive officers are eligible to participate in our 401(k) Plan, and may receive company matching contributions. Executive officers as a group had $55,924, $34,423 and $22,851 contributed as matching funds under the 401(k) Plan for fiscal 2004, fiscal 2003 and fiscal 2002, respectively. We provide certain executive officers with life insurance. We also maintain split-dollar life insurance policies on the joint lives of Jasper B. Sanfilippo and his spouse and Mathias A. Valentine and his spouse (see "Executive Compensation - Summary Compensation Table"). In December 2003, the ownership of certain of these policies was transferred to us and all existing equity collateral assignment arrangements were converted into non-equity endorsement arrangements.

The CNG Committee and the Board of Directors believe that their respective grants of compensation awards will produce significant long-term compensation for periods when our performance objectives are met.

Fiscal 2004 Chief Executive Officer Compensation
------------------------------------------------
The Chief Executive Officer's fiscal 2004 base salary increased to $563,673. The CNG Committee based this increase in the Chief Executive Officer's base salary on the factors and criteria discussed above with regard to the establishment of calendar 2002, 2003 and 2004 base salaries and salary ranges for our executive officers. The Chief Executive Officer's fiscal 2004 base salary was well within the range of the base salaries of chief executive officers of the companies in the Compensation Comparison Group. John W. A. Buyers and Timothy R. Donovan, as the non-employee directors on the CNG Committee at the beginning of fiscal 2004, assisted in establishing the increase in the Chief Executive Officer's base salary for fiscal 2004 by their broad knowledge of executive pay practices in the food industry and the importance to us of the services provided by the Chief Executive Officer.
The Chief Executive Officer was awarded a bonus of $734,183, $390,343 and $125,800 for fiscal 2004, fiscal 2003 and fiscal 2002, respectively, pursuant to the formula established for him under the Incentive Bonus Program as described above. In fiscal 2004, we also provided the Chief Executive Officer with life insurance and split-dollar life insurance as described in greater detail above.

                       CNG Committee                  Board of Directors
                       -------------                  ------------------
                       Governor Jim Edgar, Chairman   Jasper B. Sanfilippo
                       John W. A. Buyers              Mathias A. Valentine
                       Timothy R. Donovan             Michael J. Valentine
                                                      Jeffrey T. Sanfilippo
                                                      Jasper B. Sanfilippo, Jr.
                                                      Governor Jim Edgar
                                                      John W. A. Buyers
                                                      Timothy R. Donovan


The Report of the CNG Committee on Executive Compensation above and the Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such Acts.

                            PERFORMANCE GRAPH
                            -----------------

The following Performance Graph compares the cumulative total stockholder return on our Common Stock for the period from June 25, 1999 to June 24, 2004 with the cumulative total return of the Standard & Poor's 500 stock index and a peer group of companies (the "Peer Group") which was selected by us for purposes of this comparison and identified below.


                            TOTAL RETURN INDEX
                            ------------------
                   Comparison of Cumulative Total Return(1)
             Among John B. Sanfilippo & Son, Inc., The S&P 500 Index
                            and a Peer Group(2)
             -------------------------------------------------------



                              TOTAL RETURN INDEX
                              ------------------

                    JOHN B. SANFILIPPO
DATE                    & SON, INC        S & P 500       PEER GROUP
-----------------   ------------------    ---------       ----------
June 24, 1999            100.00            100.00          100.00
June 29, 2000             80.00            107.25           90.74
June 28, 2001            131.07             91.34          102.51
June 27, 2002            178.95             74.91          117.02
June 26, 2003            421.13             75.10          100.09
June 24, 2004            655.37             89.45          113.02



(1) Assumes $100 was invested on June 25, 1999 in our Common Stock, S&P 500 Index and Peer Group, and dividends were reinvested.

(2) The Peer Group selected by us is comprised of the following companies: J&J Snack Foods., Lance, Inc., Sensient Technologies Corp. and Tootsie Roll Industries, Inc. The Peer Group was selected by us in good faith based upon similarities in the nature of the business of the companies, total revenues and seasonality of business of the companies.

           COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION
                        AND CERTAIN TRANSACTIONS
           --------------------------------------------------------

Below is a summary of certain transactions between us and our directors or executive officers, or persons with whom they are related or entities in which they have an interest. All such transactions have been approved by our Audit Committee and have been, and will continue to be, on terms which we believe to be at least as favorable to us as could be obtained from unaffiliated parties.

Lease Arrangements
------------------
We lease a warehousing and retail facility in Des Plaines, Illinois (the "Des Plaines Facility") and our production and office facilities at 2299 Busse Road, Elk Grove Village, Illinois (the "Busse Road Facility") from land trusts in which the direct and indirect beneficiaries include Jasper B. Sanfilippo and Mathias A. Valentine, both of whom are stockholders, directors and executive officers of our company), their respective spouses, Anne Karacic and Rose Laketa (sisters of Mr. Sanfilippo), Rosalie Sanfilippo (Mr. Sanfilippo's mother) and Rita Zadurski (Ms. Laketa's daughter). The lease for the Des Plaines Facility expires on October 31, 2010 and provides for monthly rent of $24,459, subject to an increase based on increases in the Consumer Price Index (the "CPI") on June 1, 2005. The lease for the Busse Road Facility, as amended, expires on May 31, 2015 and provides for monthly rent of $84,500, subject to CPI increases on each of June 1, 2007 and June 1, 2012. The leases for the Des Plaines Facility and the Busse Road Facility also require us to pay the real estate taxes on, and to maintain and insure, the Des Plaines Facility and the Busse Road Facility. During fiscal 2004, the aggregate amount of real estate taxes on and insurance premiums paid by us under both leases was approximately $342,000.

We sublease approximately 300 square feet of the Des Plaines facility to Plasmafuge Systems LLC ("Plasmafuge"). Plasmafuge is owned by John and James Sanfilippo (both of whom are sons of Jasper B. Sanfilippo), Marian Sanfilippo and Jasper B. Sanfilippo. Plasmafuge pays rent in an amount equal to the rent paid by us for such space. This arrangement is on a month to month basis.

We constructed an addition to the Busse Road Facility (the "Addition") which is situated on property owned by the land trust that owns the Busse Road Facility (the "Busse Land Trust") and on property owned by us. Accordingly,
(i) we and the Busse Land Trust entered into a ground lease with a term beginning January 1, 1995 pursuant to which we lease from the Busse Land Trust the land on which a portion of the Addition is situated and all related improvements thereon (the "Busse Addition Property"), and (ii) together with the Busse Land Trust and the sole beneficiary of the Busse Land Trust, we entered into a party wall agreement effective as of January 1, 1995, which sets forth the respective rights and obligations of the parties with respect to the common wall which separates the existing Busse Road Facility and the Addition. The ground lease has a term which expires on May 31, 2015 (the same date on which our lease for the Busse Road Facility expires) and requires us to pay the Busse Land Trust annual rent of $7,260 subject to CPI increases on each of June 1, 2005 and June 1, 2010. We have an option to extend the term of the ground lease for one five-year term, an option to purchase the Busse Addition Property at its then appraised fair market value at any time during the term of the ground lease, and a right of first refusal with respect to the Busse Addition Property. The ground lease also requires us to pay the real estate taxes on, and to insure, the Busse Addition Property. The party wall agreement grants us the right to use and the obligation to participate pro rata with the Busse Partnership (defined below) in the maintenance of the common wall shared by the Addition and Busse Road Facility.

The sole beneficiary of the Busse Land Trust is the Arthur/Busse Limited Partnership (the "Busse Partnership"). The general partner of the Busse Partnership is Arthur/Busse Properties, Inc. The shareholders of Arthur/Busse Properties, Inc. and the limited partners of the Busse Partnership are Jasper B. Sanfilippo, Marian Sanfilippo (Mr. Sanfilippo's spouse), Mathias A. Valentine, Mary Valentine (Mr. Valentine's spouse), Anne Karacic and Rose Laketa (sisters of Mr. Sanfilippo), and Rosalie Sanfilippo (Mr. Sanfilippo's mother).

The Des Plaines Facility is located on property owned by a land trust of which the sole beneficiary is the 300 East Touhy Limited Partnership (the "Touhy Partnership"). The general partner of the Touhy Partnership is Touhy Properties, Inc. The shareholders of Touhy Properties, Inc. and the limited partners of the Touhy Partnership are Jasper B. Sanfilippo, Marian Sanfilippo, Mathias A. Valentine, Mary Valentine, Anne Karacic, Rose Laketa and Rita Zadurski.

Supplier, Vendor, Broker and Other Arrangements
-----------------------------------------------
During fiscal 2004, we purchased approximately $8.54 million of raw materials and $170 thousand of supplies and services from Clear Lam Packaging, Inc. ("Clear Lam") an entity in respect of which Marian Sanfilippo is an officer and owns 51% of the outstanding stock. Jasper B. Sanfilippo, a stockholder, director and executive officer of our company, serves as a director of Clear Lam. The five children of Jasper B. Sanfilippo own the balance of Clear Lam either directly or as equal beneficiaries of a trust. All of the beneficiaries are directors of Clear Lam with two of the beneficiaries being officers of the entity. All five of the beneficiaries are stockholders of our company. Two of the beneficiaries of the trust are officers and directors of our company. We anticipate that we will continue to make such purchases from Clear Lam in fiscal 2005 and thereafter. During fiscal 2004, we leased 436 square feet of its Selma, Texas facility to Clear Lam on a month to month basis. Clear Lam pays a rental fee of $196.20 a month, a rate that is comparable to that of the other tenant (a non-related party) that leases space at the Selma, Texas facility.

During fiscal 2004, we purchased approximately $490 thousand of raw materials and $11 thousand of supplies from JRC Color Corp. ("JRC"). We anticipate that we will continue to purchase raw materials from JRC in fiscal 2005. JRC is one third owned by Jerome Evon, the son-in-law of Jasper B. Sanfilippo.

During fiscal 2004, we purchased approximately $271 thousand of supplies and $34 thousand of raw materials from Barak Business Services ("Barak"). We anticipate that we will continue to purchase supplies from Barak in fiscal 2005. Barak is one third owned by Jerome Evon, the son-in-law of Jasper B. Sanfilippo.

During fiscal 2004, we compensated the following employees who are related to our directors or executive officers. Roseanne Christman, Director of Creative Services, is the sister-in-law of Timothy R. Donovan, a director of our company. Roseanne Christman's total compensation for fiscal 2004 was $163,767. Lisa Evon, Industrial Sales Manager, is the daughter of Jasper B. Sanfilippo, our Chairman of the Board and Chief Executive Officer, and the sister of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors of our company. Lisa Evon's total compensation for fiscal 2004 was $104,245. Edward J. Fabsits, Director of Thrift Store Operations, is the brother-in-law of Jasper B. Sanfilippo, our Chairman of the Board and Chief Executive Officer. Edward J. Fabsits' total compensation for fiscal 2004 was $172,471 including $82,165 related to stock options exercised.


PROPOSAL 3:  RATIFY APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
             AUDITORS
----------------------------------------------------------------------------

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine our consolidated financial statements for the fiscal year ending June 30, 2005 and to render other professional services as required, in accordance with our pre-approval policies and procedures described below. The Audit Committee and the Board of Directors, as a matter of Company policy, are submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Aggregate fees billed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

              Type of Service             2004         2003
              ---------------------    --------     --------
              Audit Fees (1)           $349,250     $186,200
              Audit-Related Fees(2)      54,500            0
              Tax Fees (3)               61,600       53,255
              All Other Fees                  0            0
                                       --------     --------
              Total                    $465,350     $239,455
                                       ========     ========

  (1) Comprised of the audit of our annual financial statements and reviews of our quarterly financial statements, attest services, comfort letters and consents to Commission filings. Fees during 2004 also include services performed in connection with our registered public offering of Common Stock and the restatement of prior period financial statements.

  (2) Comprised of services related to Sarbanes-Oxley Section 404 documentation and consultation in accounting matters.

  (3) Comprised of services for tax compliance, tax planning, and tax service. Tax compliance services include the preparation of our federal and state income tax returns.

Reports on our independent auditor's projects and services are presented to the Audit Committee on a regular basis. The Audit Committee is solely responsible for the engagement of our independent auditors. The Audit Committee has established pre-approval policies and procedures for engaging our independent auditors to perform all audit services and permitted non-audit services. The policies and procedures allow for either general pre-approval of designated services or specific pre-approval, depending on the type of service. All services not subject to the general pre-approval framework contained in the policy must be specifically pre-approved by the Audit Committee. Under the policies and procedures, the Audit Committee may delegate pre-approval responsibilities to its chairman or any other member or members. All of the Audit-Related Services, Tax Services and All Other Services described above were approved by the Audit Committee pursuant to our pre-approval policies and procedures.

The Board of Directors recommends a vote "FOR" ratification of the
------------------------------------------------------------------
appointment of PricewaterhouseCoopers LLP as independent auditors for the
-------------------------------------------------------------------------
fiscal year ending June 30, 2005.
---------------------------------


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
            -------------------------------------------------------

Section 16(a) of the Exchange Act requires our officers and directors, as well as persons who are beneficial owners of more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the Nasdaq Stock Market, and to furnish us with copies of these forms. To our knowledge, based solely on our review of the copies of Forms 3, 4 and 5 submitted to us, we believe there was one instance of noncompliance with the filing requirements imposed by Section 16(a) of the Exchange Act during fiscal 2004 with respect to the foregoing persons. This instance resulted from the inadvertent late filing of Form 4 by Timothy R. Donovan, a director, on May 5, 2004, related to the sale of 5,000 shares of Common Stock by a trust, the trustee of which is Mr. Donovan's spouse.


                        ANNUAL REPORT ON FORM 10-K
                        --------------------------

Our annual report on Form 10-K for the fiscal year ended June 24, 2004 has been included in the mailing of this Proxy Statement. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.


               STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
               -------------------------------------------------

To be considered, the submission of a stockholder proposal for our 2005 annual meeting of stockholders must be received by a date not later than the 120th calendar day before the anniversary of the date the prior year's annual meeting proxy statement was released to stockholders. Any stockholder proposal to be considered for inclusion in the proxy materials for our 2005 annual meeting of stockholders must be received at our principal executive offices no later than May 11, 2005 (or if the annual meeting date has changed by more than 30 days, a reasonable time before we begin to print and mail our proxy statement) and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

With respect to our 2005 annual meeting of stockholders, if we are not provided notice of a stockholder proposal by July 26, 2005 (which the stockholder has not previously sought to include in our proxy statement), the management proxies will be allowed to use their discretionary authority as outlined above.

                            PROXY SOLICITATION
                            -------------------

Proxies will be solicited by mail. Proxies may also be solicited by directors, officers and a small number of our regular employees personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their expenses in doing so. The entire cost of the preparation and mailing of this Proxy Statement and accompanying materials and the related proxy solicitation will be borne by us.

Stockholders are requested to complete and sign the enclosed proxy, which is solicited by the Board of Directors, and promptly return it in the accompanying envelope whether or not they plan to attend the Annual Meeting in person. The proxy is revocable at any time before it is voted. Returning the proxy will in no way limit a stockholder's right to vote at the Annual Meeting if the stockholder attends and chooses to vote in person.


                             OTHER MATTERS
                             -------------

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

                               By Order of the Board of Directors


                               /s/ MICHAEL J. VALENTINE
                               ------------------------
                               MICHAEL J. VALENTINE
                               Secretary

Elk Grove Village, Illinois
September 8, 2004

                                                                APPENDIX A
                                                                ==========

                   Restated Certificate of Incorporation
                              Fourth Article
                   -------------------------------------

If our stockholders approve Proposal Two, the first paragraph of Article Four of our Restated Certificate shall be amended and restated in its entirety as follows:


          FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 27,500,000 shares, consisting of:

         (1) 17,000,000 shares of Common Stock, par value $.01 per share ("Common Stock");

         (2) 10,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Stock"); and

         (3) 500,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

                                                           APPENDIX B
                                                           ==========

                       JOHN B. SANFILIPPO & SON, INC.
                         AUDIT COMMITTEE CHARTER


Purpose and Authority
---------------------
The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of John B. Sanfilippo & Son, Inc. (the "Company") shall be to assist the Board in discharging its responsibilities relating to (i) oversight of the preparation and integrity of the financial statements of the Company, (ii) the independent auditor of the Company and its independence, qualifications and performance, (iii) the internal audit function and
(iv) compliance by the Company with legal and regulatory requirements.

The Committee shall produce an audit committee report for inclusion in the annual proxy statement or Form 10-K of the Company that complies with the rules and regulations of the Securities and Exchange
Commission (the "Commission") and any other applicable laws, rules and regulations.


Membership
----------
The members of the Committee (including the Chairperson thereof) shall be appointed by the Board after considering the recommendation of the Compensation, Nominating and Corporate Governance Committee. Members may be removed by the Board in accordance with the bylaws of the Company. If a member of the Committee ceases to be a director, the individual shall thereupon cease to be a member of the Committee.

The Committee shall be comprised of not less than three members of the Board, each of whom shall satisfy the independence and financial understanding requirements of The Nasdaq Stock Market and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the related rules and regulations of the Commission and any other applicable laws, rules and regulations. In addition, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the financial sophistication of such individual. The Board shall also determine whether any and which members of the Committee possess the requisite accounting or related financial management experience and expertise necessary to qualify as an "audit committee financial expert" as defined by the Commission.
In addition, all members of the Committee shall have sufficient financial experience and ability to enable them to discharge their responsibilities hereunder.

It is the intention of the Company that members of the Committee shall not simultaneously serve on the audit committee of more than one other public company.

Meetings
--------
The Committee shall meet at such times as it deems necessary to fulfill its purpose and responsibilities, but shall meet at least four times each year. The Committee shall establish its own schedule and agenda, coordinated by the Chairperson. The Chairperson or any member of the Committee may call special meetings of the Committee upon notice as specified in the bylaws of the Company.

In addition, the Committee may meet separately with each of management, internal auditor and the independent auditor as the Committee deems appropriate and as otherwise required by applicable law or regulation.

The Committee shall maintain written minutes of its meetings. The Committee may meet by telephone or videoconference and may take action by unanimous written consent. A majority of the Committee members, but not less than two, shall constitute a quorum. A majority of the Committee members present at any Committee meeting at which a quorum is present may act on behalf of the Committee. The Committee may adopt other procedural rules in addition to the foregoing from time to time as it shall determine consistent with the bylaws of the Company and this Charter.

The Committee may request the cooperation, including the attendance at meetings or portions thereof, and assistance as may be requested from time to time, of any of the executive officers and other employees of the Company.


Responsibilities of the Audit Committee
---------------------------------------

       Engagement and Oversight of Independent Auditor
       -----------------------------------------------
The Committee shall have sole authority to retain and terminate the independent auditor of the Company, and the independent auditor shall report directly to the Committee. The Committee shall have the authority to recommend the independent auditor for stockholder approval. The Committee shall be solely responsible for approval of the compensation and other engagement terms and evaluation and oversight of all work of the independent auditor, whether related to preparing or issuing an audit report or to any other audit or non-audit service.

In connection with the retention of the independent auditor, the Committee shall make inquiries and obtain other disclosures with respect to the independence of such auditor and such other matters as required by law, rule or regulation or as otherwise deemed advisable by the Committee, and discuss any such disclosures with the independent auditor.

The Committee shall ensure that the audit is conducted in accordance with the audit partner rotation requirements of Section 10A(j) of the Exchange Act. At the conclusion of the audit, the Committee shall review and discuss such audit results, including any comments or recommendations of the independent auditor and the response of management to such recommendations.

       Preapprovals
       ------------
The Committee shall adopt appropriate procedures and policies to ensure that all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditor are approved by the Committee in accordance with the requirements of Section 10A(i) of the Exchange Act and the rules and regulations of the Commission. Subject to the foregoing, the Committee may form subcommittees and delegate authority hereunder as it deems appropriate, including the authority to preapprove audit and permitted non-audit services, but may not delegate its preapproval authority to management.

       Financial Statements, Disclosure and other Compliance Matters
       -------------------------------------------------------------
The Committee shall review and discuss the annual and quarterly financial statements with management and the independent auditor as required by applicable rules of the Commission and The Nasdaq Stock Market, and as the Committee otherwise deems appropriate or necessary. Such review shall comply with all applicable requirements of The Nasdaq Stock Market and any other applicable legal or regulatory requirements, and shall include a review of significant changes in accounting principles or the application thereof, the MD&A disclosure, earnings press releases and financial information and any earnings guidance provided to analysts and to rating agencies. The Committee shall recommend to the Board whether or not the audited financial statements should be included in the Annual Report on Form 10-K.

       Communications with Independent Auditor
       ---------------------------------------
Prior to the filing of the report of the independent auditor with the Commission, the Committee shall also discuss with the independent auditor:

       a) all critical accounting policies and practices, and any changes therein;

       b) all material alternative treatments of financial information within generally accepted accounting principals that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the independent auditor;

       c) other material written communications between the independent auditor and management;

       d)  any audit problems or difficulties;

       e) any material differences or disputes with management encountered during the course of the audit, along with the resolution of such differences or disputes;

       f) any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement;

       g) all matters required to be discussed with the Committee by the independent auditor pursuant to Statement on Auditing
       Standards No. 61; and

       h) such other matters as the Committee deems appropriate or as required by law, rule or regulation.

       Internal Auditor
       ----------------
The Committee shall oversee and periodically evaluate the performance, responsibilities, organizational reporting lines, budget and staffing of the internal audit function of the Company, as well as the internal audit plan. The Committee shall have the authority to take such actions as it deems advisable in connection with such evaluation. The Committee shall review the results of internal audits.

       Internal Controls
       -----------------
The Committee shall periodically review the adequacy and effectiveness of internal controls and procedures and may take appropriate action with respect to any significant deficiencies or material weaknesses in the design or operation of internal controls and procedures, and any irregularities involving management or other employees with a significant role in such controls and procedures. The Committee shall review with management, the independent auditor and the internal auditor the adequacy of internal controls. The Committee shall also review with the CEO and CFO how they are meeting their obligations under the certification requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and shall make recommendations as the Committee deems necessary. In particular, the Committee shall review any issues related to the Company's disclosure controls and procedures and internal control over financial reporting.

       Receipt of Complaints
       ---------------------
The Committee shall establish such procedures as it deems appropriate or as are required pursuant to the rules and regulations of the Commission and Nasdaq Stock Market regarding the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

       Retention of Advisors
       ---------------------
In carrying out its purposes, the Committee is authorized to take all actions that it deems necessary or appropriate and may draw upon and direct such internal resources of the Company and may engage such independent counsel (which may be, but need not be, the regular corporate counsel to the Company) and other advisors as it shall deem desirable from time to time, at the cost and expense of the Company. The Committee shall have sole authority to determine and approve related fees and retention terms for any such independent counsel or other advisors.

       Internal Investigations
       -----------------------
The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of the enumerated responsibilities of the Committee. In addition, the Committee shall review and may investigate matters pertaining to the integrity of management, including conflicts of interest and adherence to codes of ethics or business conduct.

Furthermore, the Committee shall be designated as the Qualified Legal Compliance Committee and shall function in such a manner as required of such a committee to satisfy the requirements of Part 205 in Title 17 of the Code of Professional Regulations.

       Related Party Transactions
       --------------------------
The Committee shall review on an ongoing basis related party transactions as disclosed by management for potential conflict of interest situations and make inquiries as to reasonableness and whether the transaction would stand the test of competitive bids or arms length negotiations with an independent party. The Committee shall discuss with senior management and the Board any matters that are of concern to the Committee and shall be responsible for approving all such transactions.

       Policy for Hiring Employees of Independent Auditor
       --------------------------------------------------
The Committee may establish a policy and procedure if and as it deems appropriate for the hiring of current or former employees of the independent auditor.

       Reporting to the Board
       ----------------------
The Committee shall report regularly to the Board as it deems appropriate, and as the Board may request.

       Performance Evaluation
       ----------------------
The Committee shall conduct an annual evaluation of its performance in the manner it deems appropriate.

       Audit Committee Charter
       -----------------------
The Committee shall periodically review this Charter and shall recommend any changes to the Board as the Committee deems appropriate. A copy of this Charter shall be made available on the website of the Company at www.jbssinc.com.

       Limitation on Role of Audit Committee
       -------------------------------------
It is not the duty of the Committee to plan or conduct audits or to determine whether the financial statements of the Company are complete and accurate and are prepared in accordance with generally accepted accounting principals. This is the responsibility of management and the independent auditor of the Company. Members of the Committee should not be assumed to be accounting experts, and are not deemed to have accepted a duty of care greater than other members of the Board.

       Authority of Audit Committee
       ----------------------------
Any noncompliance by the Committee or any member thereof with the Exchange Act, rules of the Commission, The Nasdaq Stock Market or this Charter shall not invalidate the underlying corporate authority of the Committee.

                                                                 APPENDIX C
                                                                 ==========
                          COMMON STOCK PROXY CARD

                       JOHN B. SANFILIPPO & SON, INC.
           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             ANNUAL MEETING OF STOCKHOLDERS OCTOBER 26, 2004

Jasper B. Sanfilippo, Mathias A. Valentine, and Michael J. Valentine or any one or more of them, with power of substitution in each, are hereby appointed the proxies of the undersigned to vote all shares of the Common Stock of John B. Sanfilippo & Son, Inc. (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on October 26, 2004 at the hour of 10:00 A.M., local time, at the Wyndham
Hotel Northwest Chicago, 400 Park Boulevard, Itasca, Illinois 60143, and at all postponements or adjournments thereof, upon such business as may properly come before the meeting, including the items proposed by the Company that are listed on the reverse side and more completely described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                      ANNUAL MEETING OF STOCKHOLDERS OF
                       JOHN B. SANFILIPPO & SON, INC.
                             OCTOBER 26, 2004

                        Please date, sign and mail
                         your proxy card in the
                        envelope provided as soon
                              as possible.


PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1. Election of Directors

   [ ] FOR ALL NOMINEES             Nominees: Governor Jim Edgar
                                              John W. A. Buyers
   [ ] WITHHOLD AUTHORITY
       FOR ALL NOMINEES

   [ ] FOR ALL EXCEPT
       (See instructions below)

   INSTRUCTION: To withhold authority to vote for any individual nominee(s) mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

2. AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION: To amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 17,000,000.

   FOR [  ]    AGAINST [  ]    ABSTAIN [  ]

3. RATIFY APPOINTMENT OF AUDITORS: Ratify appointment of
   PricewaterhouseCoopers LLP as independent auditors for fiscal 2005.

   FOR [  ]    AGAINST [  ]    ABSTAIN [  ]

4. UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE DEEMED TO CONSTITUTE DIRECTION TO VOTE "FOR" EACH OF THE ABOVE PROPOSALS.

Please mark, sign, date and return the proxy card using the enclosed envelope.

SIGNATURE OF STOCKHOLDER                               DATE
                        ------------------------------      -----------------

SIGNATURE OF STOCKHOLDER                               DATE
                        ------------------------------      -----------------

NOTE: Please sign exactly as your name or names appear on this Proxy.
When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.


                                                                 APPENDIX D
                                                                 ==========
                      CLASS A COMMON STOCK PROXY CARD

                       JOHN B. SANFILIPPO & SON, INC.
           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             ANNUAL MEETING OF STOCKHOLDERS OCTOBER 26, 2004

Jasper B. Sanfilippo, Mathias A. Valentine, and Michael J. Valentine or any one or more of them, with power of substitution in each, are hereby appointed the proxies of the undersigned to vote all shares of the Class A Common Stock of John B. Sanfilippo & Son, Inc. (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on October 26, 2004 at the hour of 10:00 A.M., local time, at the Wyndham
Hotel Northwest Chicago, 400 Park Boulevard, Itasca, Illinois 60143, and at all postponements or adjournments thereof, upon such business as may properly come before the meeting, including the items proposed by the Company that are listed on the reverse side and more completely described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

   (THIS PROXY IS CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

[X] Please mark your votes as in this example.

1. Election of Directors by holders of Class A Common Stock

           FOR [  ] WITHHELD [  ]

   Nominees: Jasper B. Sanfilippo
             Mathias A. Valentine
             Michael J. Valentine
             Jeffrey T. Sanfilippo
             Timothy R. Donovan
             Jasper B. Sanfilippo, Jr.

   For, except vote withheld from the following nominee(s):

   --------------------------------

2. AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION: To amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 17,000,000.

   FOR [  ]    AGAINST [  ]    ABSTAIN [  ]

3. RATIFY APPOINTMENT OF AUDITORS: Ratify appointment of
   PricewaterhouseCoopers LLP as independent auditors for fiscal 2005.

   FOR [  ]    AGAINST [  ]    ABSTAIN [  ]

4. UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE DEEMED TO CONSTITUTE DIRECTION TO VOTE "FOR" EACH OF THE ABOVE PROPOSALS.

Please mark, sign date and return the proxy card using the enclosed envelope.

SIGNATURE(S)                               DATE
            ------------------------------      -----------------

NOTE: Please sign name exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partnership, give full title as such. If a corporation, please sign in corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.